Final Transcript
SAP AMERICA: Bloggers Call
January 16, 2008/9:30 a.m. PST
SPEAKERS
Christoph Liedtke
Henning Kagermann — CEO
John Schwarz — CEO, Business Objects
PRESENTATION

Moderator	Ladies and gentleman, thank you for standing by. Welcome to today’s Blogger conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will be given at that time. I would now like to turn the conference over to our host, Mr. Christoph Liedtke. Please go ahead, sir.

C. Liedtke	Thank you. Welcome to our Bloggers call. We’re trying to also make one slot available for our Blogging community, which is very well served by Mike Prosceno, who I believe is also on the call. With me is Henning

SAP AMERICA
Host: Shabana Khan
January 16, 2008/9:30 am PST

Kagermann, CEO of SAP; and John Schwarz, who’s the CEO of Business Objects and soon to be the CEO of SAP Business Objects. Since we want to maximize our time, what I would like to do is to turn it over to Henning and to John for some short introductory remarks, and then open it up for questions. Thanks. Henning.

H. Kagermann	Thank you, and hello. Pretty short, it’s quite an important and strategic acquisition because it brings us immediately, the joint entity, into the number one leadership position in one of the fastest growing markets in enterprise education, it’s the market around business intelligence and business performance optimization. ... takes the ... 17% market share in this space, we are nearly 50% larger than the number two and we are, thanks to the very, very good portfolio of Business Objects, the number one in some subgroups, in particular in business intelligence.

We believe we have a strategic advantage against the competitors in, let’s say this leadership and the most open platform we will provide, because we will keep the independent and ... nature of the Business Objects architecture in the future. We also think that we can offer jointly to clients something which no other competitor can do, that is what we call closed loop business performance optimization, in not only bringing better

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insights faster to decision makers ... business intelligence, but also transforming these insights faster than everybody else into action that means in adoptive change or adjusted business processes. I’m going to hand it over to John.

J. Schwarz	Thank you, Henning. Good morning to you all. My name is John Schwarz. As Christoph said, I am the CEO of Business Objects, soon to become a CEO of SAP Business Objects, so Business Objects in the SAP Company, and I guess we are within a week or so of getting to that stage. I’d like to talk to you, my key point to you is that we have built a common vision with the SAP team, and that vision, to my mind, is a super exciting joint view of what the combined opportunity brings for our customers. We believe that together we’ll be able to transform, I’d say with emphasis, literally transform the way that people work. And we’re going to transform that by connecting people into teams, by connecting people teams to data, that they require to make good business decisions, and ultimately connecting businesses together into business networks.

These basic value propositions are all based on the idea that people need information to understand the performance of their respective organizations, that they need to collaborate, to exchange and share

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information, and to make better decions working in groups. And that ultimately businesses are not stand-alone entities, they exist in an ecosystem of partners, of customers, of suppliers, and others. And this network, this ecosystem of people, information, and businesses, will be built on a business intelligence platform. That business intelligence platform will have all the tools necessary to access information and to begin to model, plan, forecast, and analyze the underlying opportunity or underlying processes.

As Henning pointed out, one of the critical value propositions that we intend to address is to connect the strategy of businesses to the business execution, to understand how well the execution is being performed, to make changes in either the strategy or the execution, as appropriate, and repeat the loop. So we, in a sense, are in a closed loop system.

We are very pumped. We are very excited. We literally cannot wait for day one to start. And hopefully we’ll have a chance to meet with you in some more in-depth formats to explain to you exactly what we mean by the statements I’ve just made.

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C. Liedtke	Thank you, John. Thank you, Henning. And with that, operator, we’d like to open up for the question and answer session.

Moderator	Thank you.

C. Liedtke	We also have ... with us in the room ... and he obviously can always answer questions, and he’s very gladly invited to do so. Thanks.

Moderator	Our first question comes from the line of Michael Krigsman of ZDNET. Please go ahead.

M. Krigsman Good morning. When you talk about connecting the strategy of the business to execution, that’s a very abstract and high-level statement. Can you drill down a little bit more into what does that actually mean and the practical benefits to your customers with respect to this.

H. Kagermann	Maybe I can start If you have a very good, but isolated business intelligence platform with applications you can define your strategy, you can break it down into KPI’s. You can link these KPI’s to operational data, which you upload, let’s say, periodically, and you can monitor where you are. ....where you are can trigger certain decisions. You can, let’s

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say, give people tools to collaborate in order to prepare decisions, etc., which is very important. And it’s more and more the type of work which is done in modern and automated enterprises.

Now the question is two-fold. One is, can companies be even faster in reacting to changes, let’s say, into strategy, which could be caused by certain business ..., which you can see more on the execution side in the processes. Let’s say a supplier is not able to deliver certain components, which is normally a disaster in high-tech electronics because you work 24 hours and if the supplier can’t bring certain components, you can maybe not bring the mobile out or whatever, and you lose market share because people are not waiting and go to another one. Or, you find strategically that the performance of the plant in Europe is behind the performance of other plants and you start deciding to do contract manufacturing in Asia. All of those things. It’s fine. So that’s my point.

So you can trigger events on the SAP business ... because those things happen in real-time ... so that you gain speed. But on the other side, the more important thing is, let’s say you come to the decision to say I go ... for outsourcing a manufacturing tool supplier in China, then the question is, what does this mean for my business processes? What does this mean

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for my customers? Is it seamless? Does he see that now I have, let’s say, outsourced ...? And that is to go down to your implementation of your business processes and see if you have a system in place which is flexible enough in order to adopt those changes. And that’s what we call a closed loop. In SAP you could do it, you change it, and then you monitor differently because you have a different strategy now, a different business strategy. You adjust ... piece of ... in the Business Objects environment, and this is a kind of closed loop here.

J. Schwarz	If you like, I can give you a very concrete example of a customer that actually already has done this work. They have done it without the benefit of the actual joint SAP and Business Objects cooperation, but, in fact, the implementation is exactly what we would like to see and make it more seamless going forward as we can work together. This is the Disney Park operation in Paris. As you know, they built a theme park in Paris, copying, in a sense, the Disney operation in Florida and in California. When they put this park in place, which is now at least ten years back, maybe more, the park had a huge volume of traffic but not much profit. They analyzed and couldn’t quite figure out what the issue was until they realized that the weather was different in Paris than it was in Florida and that people spent more time indoors than they did in Florida.

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And so we’ve worked with them, in fact, SAP worked with Disney to create a structure where we have instrumented every cash register in the park. Every cash register has a linkage to an operation center. We have built, using data from SAP, a model of profit performance at each of these cash points in the park and they have themselves built a desired model, sort of a plan model, of what each operation should look like. And then the operations manager, as they sit behind this huge dashboard, which is, in fact, displayed on a massive flat screen in their office, and see the flow of people through the park. They can see the profit at each station in the park.

As the weather changes or as the flow of people changes, they can instantly ship messages through a mobile telephone, a mobile PDA, to the employees in the park to readjust the support for the customer. If it starts to rain, they ship people indoors. If it’s nice, they ship them outside. If they have a line in the parking lots, they open more booths in the parking lot and so on and so forth. The result of this is that the Paris Park at this point, I believe, is the second most profitable park in the Disney portfolio. So you can see the linkage of the strategy of making the park profitable to the execution and that closed loop system where they can understand

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precisely, in real-time, how well they perform. It’s a great example of the kind of linkage we’re talking about.

M. Krigsman	How do you really plan to leverage Business Objects as part of the SAP stack, so to speak? ... in terms of ... would give you more advantage than you would have with other entities.

J. Schwarz	Let me start at the product level and then we can talk about the go to market as the next point. At the product level, Business Objects brings to SAP, in a sense, three key components. We have the information management component, which is the layer of data integration, data quality, data management, metadata management, data federation, and so on. This layer gets dramatically improved because SAP has masked the data management capability, and we’ll be able to collaborate and bring the masked data management linked to the metadata management and the other data integration components.

The second layer that Business Objects brings to SAP is the, if you will, semantic layer, the basic infrastructure for understanding data content in the underlying data structures. And then all the tools that I use to create, to analyze, to report, to provide search into that information, so it’s the

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data access, data information visualization, if you will. And again, here we can collaborate with the NetWeaver community, that has some BI components, we can collaborate with the team at SAP that has built the in-memory analytics that speeds up processing of vast amounts of data, and so on and so forth.

At the third layer of capability we are bringing to SAP a set of financial planning and financial management applications. We call them performance management applications. The SAP team calls them user group applications, business user applications. These will be integrated and brought together as a combined end-to-end suite for the Office of Finance across the 24 different industries in which we work today as a combined organization.

Importantly, while we’re going to work very closely with SAP to make sure that we can align and exploit the various features that NetWeaver has delivered, or that the in-memory analytics people have done, we’ll also be very careful to make sure that we’re not so ... that we could not continue to provide that same set of solutions on non-SAP platforms. So we want to remain agnostic with respect to the underlying applications, with respect to the underlying data models, the data sources. We will be able to be as

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good on Oracle as we are on SAP, of course exploiting the SAP features as much as possible.

M. Krigsman	Do you think that Hyperion will be as good on SAP as it is on Oracle?

H. Kagermann	I think you’ll have to ask them that question.

J. Schwarz	No. So on the go to market side, and Henning maybe you want to add something on the product side as well, but on the go to market side we have already aligned our ... in a very specific way. We each have 40-plus thousand customers.

M. Krigsman	What’s the overlap?

J. Schwarz	The overlap on the number of customers is relatively small. On the actual number of customers, it’s probably about 10% to 15%.

M. Krigsman	So only 10% customer overlap.

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J. Schwarz	I’d say fifteen, by counting the customers. In terms of volume of business it’s much higher, of course. We do a lot more business in the joint accounts than we do in the separate accounts.

M. Krigsman	But in terms of the shared accounts it’s about 15%.

J. Schwarz	Yes, it’s about 15% of the customer base. It’s a little bit bigger in the enterprise, a little bit less in the mid-market.

Marge	....an enormous footprint.

J. Schwarz	An enormous footprint, and enormous opportunities. So what we’ve done is in the accounts where SAP has the dominant presence we are aligning our sales reps to work with the SAP lead. In the accounts that we have the dominant presence we’re, in essence, going to refer those accounts to SAP where appropriate, so we’ll be able to extend our footprint both ways.

We also have a speciality sales force, both SAP and Business Objects had a speciality sales force coming together that focused on the performance applications with the Office of Finance applications. And these two sales forces are being actually brought together and integrated under one

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management, and that management reports into the Business Objects organization. And they’ll be, in an overlay fashion, supporting both the SAP reps and the Business Objects reps, with a speciality focusing on these performance applications.

C. Liedtke	Can we take one more from the operator, please?

Moderator	Our next question comes from the line of Dennis Howlett with ZDNET. Please go ahead.

D. Howlett	Good afternoon, gentlemen. There are a couple things that spring to mind here. Typically my experience with BI tends to bring, in my mind anyway, a view that is rather backward-looking, rather than forward- looking. And given what you’re saying here, I’m wondering, first of all, what technologies you’re going to deploy in order to bring these communities together from a tactical perspective. And similarly, rather than just purely focusing on financial metrics, I’m wondering whether you’re looking also at interdependent metrics from say, customer service and human capital management perspectives.

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H. Kagermann	Maybe I can start. You’re right, if you break down a strategy then most of the key performance indicators are not of a financial nature, no doubt. On the other side, there is a big demand in the market to having these kinds of applications and the most generic ones are the application ones, so it’s the biggest market and the biggest market in sales opportunity. So it would be wrong not to start with the financial performance management.

We have already plans in place to continue and to come up this year with additional ones, which are more in the operational area. Because now this is a combination, we have more opportunities then ever before. SAP was a broad knowledge in operations and in industry expertise and Business Objects from, let’s say, the right analytical tool set and methodologies, how to tackle this. ... and big, I would say, synergy potential for creative and innovative new solutions. And over time, I expect that we will cover, more or less, everything which is key, which could be a key set of performance indicators for a given enterprise and has a more or less complete picture, and that then depends on industry to industry. So I’m just telling you that the portfolio we have today is by far not the portfolio we will have in three to five years. John.

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J. Schwarz	Just to add a couple of points to this. First of all, we already have significant amount of capability that goes beyond just the office of the CFO. For instance, the Governance Risk Management Compliance team, which comes over from SAP, already has an industry specific set of tools that focus on specific compliance regulation or specific risk management methodologies that are specific by industry, are specific by certain functions inside organizations.

Secondly, with respect to the more predictive nature of the applications...

(Audio interruption.)

J. Schwarz	... the predictive nature is already managed using performance management tools, using dashboarding tools, using predictive analytics tools that are all built into these performance optimization applications. And I would say in the SAP core environment, the analytics that are part of the transaction systems that SAP has built, also provides predictive capability. So we have the ability to project forward, to model the forecast, as well as to look backward through the massive data that already exists.

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Marge	Plus the SPSS.

J. Schwarz	Marge reminds me we have an OEM relationship with SPSS to give you fully statistical specific predictive capabilities as well.

Moderator	At this point in time we do not have any further audio questions.

M	I have a question just about the current state of the economy. Business Objects and the whole BI .... is going faster than other segments, and I think increasingly companies are looking for these kinds of solutions. But at least in the U.S., and it’s starting to trickle outside the U.S., ... challenges based on the economy.

H. Kagermann	You can start this off...

J. Schwarz	I would say it’s clear that the finance sector has had a difficult second half of the year, and so it’s difficult to predict how long that’s going to persist. But that said, the solutions that we bring to the market actually help customers to improve their performance, especially in tough times. So I would not expect that we’ll see a dramatic impact on our ability to sell

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these innovative solutions because in fact they can help customers to do a better job.

H. Kagermann	Mike, we are seeing it the same. We get this question now since the last six, seven months. You have to distinguish, if people always look to the IT sector as one sector, but it makes a big difference if you would have to decide to, say, buy more hardware or to upgrade your PC to the newest level or to do more consumer electronics. Or on the other side, as John said, if you really feel the economy is not as strong as it was, then you look where you place your investment dollars, and the best investment is to increase productivity in a company, or, as we have seen in this case, invest into better inside in order to get more out of what you put in.

These are the two options you have, either you go down to the process level and say okay, I automate and I increase productivity, or you are saying okay, I am smarter than the others. I look to market opportunities. I ... And that’s normally the sales pitch we have, let’s say, to companies, and therefore, even in downturns in the economy you have a chance with these types of applications we’re offering, I think, to have a good business.

C. Liedtke	Any more questions from the ...?

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Moderator	Yes, we do have an audio question. This audio question comes from the line of James Governor, with Red Monk. Please go ahead.

J. Governor	I’m so glad that worked. I thought it wasn’t working. I’ve been sitting there frantically saying star one again and again and again. Hello, Henning. How are you?

H. Kagermann	I’m fine. Hello.

J. Schwarz	Glad you made it.

J. Governor	Hello, John. Just one question really that strikes me just in terms of my understanding of the direction that SAP might take. It still seems to me that we’re, and certainly in terms of the examples you gave, the instrumentation around Disneyland and so on, it does strike me that we’re still really talking about structured information in many regards. And what I’m just interested in, we do seem to be seeing some convergence between search and business intelligence and I just wondered if you could talk to your thoughts in that regard.

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SAP obviously has some interesting products in that side. Actually, I don’t really know the story from the other side of the house. And certainly hearing a little bit about how search and the ad hoc query might become part of this business user applications approach would be very helpful, from my prospective.

J. Schwarz	It’s a great question, and you’re absolutely right. There is a significant amount of convergence, if you will, between the idea of queries, that tend to be more structured, and search, which tends to be more ad hoc, more, if you will, end user friendly. And so obviously SAP has had a long history of excellent search capability into the data that SAP manages. We have built a search access to our infrastructure as well. In fact, we just launched a new product that we call ..., which is an interactive query search capability, which allows you to search, in essence, any data in the data universe that Business Objects sees. And we expect to continue to see that melding, if you will, going on.

The very interesting aspect of the search capability that we have is that not only can you search for data in a sense that Goggle can search through the network or through the web, but we can actually drill from the search capability down into the specific reports at specific data sources. So you

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can navigate up and down in a hierarchical sense through the entire data capability. And by the way, we can do it for structured and unstructured data. So if you want to go into text search, you can understand the structure of that as well. So we feel we’re there and will obviously continue to enhance and invest here.

H. Kagermann	And from our side, you’re right, search will play an important role. The interesting piece, and I personally am never happy if I go to Google and I search and find too much, so the issue is not searching but finding the right stuff. It doesn’t help you if you get 10,000 entries, you want the relevant one in context, etc. And I think here with the combination we have not, I would say, a plain vanilla search, but a more intelligent search can help the end user to come to the point, and it might be one or two or three options and not 300 or 400. And just to come to an end, in a few years from now, I think the combination of this business intelligence search .... services will lead us to a world where you cannot only search and find, but also use what you have found, which is another important step and brings us to our closed loop business again.

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C. Liedtke	This is Christoph. We need to be closing this down. We have time for another one, maximum two shorter questions. Anything from the phone call? Operator, any more calls?

Moderator	At this time we do not have any audio questions.

C. Liedtke	Okay, then Dan you’ll have time.

Dan	Okay, you’re talking about search and obviously that’s of major importance. Do you see that as another product opportunity from the .... Microsoft ... that? It could be another category given the amount that you’ve invested across both companies ... a separate search tool.

H. Kagermann	We have the ability, to some extent, to use let’s say, an SAP search, it was positioned as an extension to the appliance we have in BI accelerator. BI accelerator was positioned as an appliance that comes to the companies extending side-by-side to the infrastructure and people get these, let’s say, performance improvement of effect of 100. And the search from SAP was positioned as another slot, so to say, in these appliances so that people can buy search as an additional product. On the other side, it’s also key that

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search is embedded and talked about it so that wherever you are in an SAP screen or Business Objects screen there’s search.

Marge	We just launched an intelligent search for our product, which is federated search across any engine, .... or whatever. And the idea is to apply indexing and check the analytics to that, so that it’s not just regular search. It’s literally a contextual and informative search.

Dan	Speaking of contextual and informative search, are you working on anything in the area of ..., not just text analysis?

Marge	Yes.

Dan	Using RDF or ...?

J. Schwarz	I don’t think we’re quite ready to disclose yet at this point in time what it is, but the inside acquisition that we made last year gives us a huge leg up in ability to understand the contextual value of any document.

I also want to point out that search as a product in and of itself is really not a very interesting business proposition, I think, unless you can connect

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search to a data environment or you can connect it to other ways of visualizing the information that comes out, it’s a pretty pinpoint production. I don’t think really there’s a lot of value to a business user. It may be okay for a consumer. In our complex search has to be one of the tools in the portfolio of tools that we give to the analysts to understand the data environment in which they operate. It’s a tool that needs to be seamlessly integrated it and you can flip in and out and drill down from the initial search that you’ve done into other...

M	Just one question. SAP obviously has invested over the last several years in enterprise search .... thousands of ... .... similar kind of plans for more functionality in Business Objects ... part of the depository ... over time, I’m talking many years, but....?

H. Kagermann	If you look to composition, I think normally you see our positioning. It’s composition of processes of logic and of UI, and that’s what it is. And so you can, at the end of the day, compose everything, a new process, a new UI, a new report, ... logic means that you can compose different services into a combined service to make it easier for the end user to use this combined service. So everything is possible and everything is ... ... to say in our composition environment we address all of these things, but

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everything is perfect isn’t in there. I think we have to continue to bring more content and more functionality to the market. But from a direction and from architecture I think it’s covered.

J. Schwarz	Business-wise we’ll be moving into that.

H. Kagermann	Yes.

Marge	We’ve already ... a couple services to that can query the web service you launched, right, and so we can look at what are the services that could be called on, and I think query of the web service is one of the first ones.

C. Liedtke	We’ll continue this debate, for sure. As I said, this is the starting point of our communications, not the endpoints. There will be more exciting opportunities also for our blogging community to interact with our executives. Thanks, everybody for joining the call. Thanks, John for coming here in person. I look forward to being in touch. Thank you.

Moderator	Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation, have a pleasant day, and for using AT&T Executive TeleConference. You may now disconnect.
Additional Information
This transcript is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The complete terms and conditions of the U.S. offer are set forth in the U.S. Offer to Purchase and related documentation filed with the U.S. Securities and Exchange Commission (the “SEC”) by SAP AG and SAP France on Schedule TO and the recommendation of the Business Objects board of directors with respect to the U.S. offer is set forth in the solicitation/recommendation statement filed with the SEC by Business Objects on Schedule 14D-9. The complete terms and conditions of the French offer are set forth in the Note d’Information and Note en Réponse filed by SAP France and Business Objects with the French stock exchange authority (Autorité des marchés financiers, “AMF”) which are available on the websites of the AMF (www.amf-france.org) and respectively SAP France (www.sap.com) and Business Objects (www.businessobjects.com), and may be obtained free of charge respectively from SAP France SA and Deutsche Bank AG, and Business Objects.
Business Objects shareholders and other investors should carefully read all tender offer materials, including the U.S. Offer to Purchase and all related documentation filed by SAP AG and SAP France on Schedule TO, the Schedule 14D-9 filed by Business Objects as well as the Note d’Information and the Note en Réponse filed by SAP France and Business Objects because these documents contain important information, including the terms and conditions of the tender offers. Business Objects shareholders and other investors can obtain copies of the tender offer materials and any other documents filed with the AMF from the AMF’s Web site (www.amf-france.org) or with the SEC at the SEC’s Web site (www.sec.gov), in both cases without charge. Materials filed by SAP AG and SAP France may also be obtained for free at SAP’s Web site (www.sap.com), and materials filed by Business Objects may be obtained for free at Business Objects’ Web site (www.businessobjects.com). Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.